UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 1, 2009
Penson Worldwide, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-32878 (Commission File Number)	75-2896356 (IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)
Registrant’s telephone number, including area code (214) 765-1100
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 1, 2009, Penson Worldwide, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, the lenders party thereto and other parties thereto. The credit agreement provides for a $70 million dollar committed revolving credit facility and the lenders have, additionally, provided the Company with an uncommitted option to increase the principal amount of the facility to $100 million. The Company’s obligations under the credit agreement are supported by a guaranty from two of its subsidiaries, SAI Holdings, Inc. and Penson Holdings, Inc., and a pledge by the Company, SAI Holdings, Inc. and Penson Holdings, Inc. of equity interests of certain of the Company’s subsidiaries. As of May 1, 2009, the Company had borrowed $70,000,000 under the credit agreement. The credit agreement is scheduled to mature on April 30, 2010.
Borrowings under the facility bear interest, at the option of the Company, based either upon a base rate or the LIBOR rate plus an applicable margin, which varies based upon certain leverage ratios. Events of default under the credit facility include customary terms, such as a cross-default in the event that the Company defaults on other debt. An event of default would also occur if there is a change of control of the Company. Under the credit agreement, a change of control occurs if a third party becomes the beneficial owner of 25% or more of the Company’s equity securities or certain changes in the Company’s board of directors occur. The Company is also required to comply with several financial covenants, including a minimum consolidated tangible net worth, minimum fixed charges coverage ratio, maximum consolidated leverage ratio, a minimum capital requirement, minimum liquidity requirement and maximum capital expenditures. The credit agreement contains other standard covenants, representations and warranties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.
Date: May 4, 2009	/s/ Philip A. Pendergraft
	Name:	Philip A. Pendergraft
	Title:	Chief Executive Officer